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Exhibit 99.1

Contact:
Donald H. Anderson, President/CEO
Randall J. Larson, Executive Vice President/CFO
303-626-8200

TRANSMONTAIGNE INC. ANNOUNCES NEW CREDIT FACILITY

FRIDAY, SEPTEMBER 17, 2004	Immediate Release

        Denver, Colorado—TransMontaigne Inc. (AMEX: TMG) announced today that, on September 13, 2004, TransMontaigne closed on a new 5-year, $400 million Senior Secured Working Capital Credit Facility with a syndicate of financial institutions. This new facility replaces TransMontaigne's former $275 million Working Capital Credit facility.

        The Senior Secured Working Capital Credit Facility will be used primarily to finance TransMontaigne's working capital requirements. Availability under the facility is limited to the lesser of $400 million or a borrowing base amount that is defined by applying varying advance rates to our unrestricted cash, accounts receivable, and inventory and deducting reserves for our state excise taxes and certain other costs. The initial funding under the facility consisted of borrowings of $28.3 million and letters of credit with a face amount of $46.8 million. The Working Capital Credit Facility also contains a minimum fixed charge coverage ratio requirement of 110% that is tested, on a quarterly basis, if average monthly excess availability is less than $75 million.

        The Working Capital Credit Facility contains affirmative and negative covenants (including limitations on indebtedness, limitations on dividends and other distributions, limitations on mergers, consolidation and the disposition of assets, limitations on investments and acquisitions and limitations on liens) that are customary for a facility of this nature. The Working Capital Credit Facility also contains customary representations and warranties (including those relating to corporate organization and authorization, compliance with laws, absence of defaults, material contracts and litigation) and customary events of default (including those relating to monetary defaults, covenant defaults, cross defaults, change of control and bankruptcy events).

        TransMontaigne's operating subsidiaries have guaranteed the obligations of TransMontaigne under the Working Capital Credit Facility. TransMontaigne and the subsidiary guarantors have also executed and delivered certain other related agreements and documents pursuant to the Working Capital Credit Facility, including a security agreement, guarantee agreements and a pledge agreement. The obligations of TransMontaigne and its operating subsidiaries under the Working Capital Credit Facility are secured by a first priority security interest in favor of the Agent for the benefit of the lenders, in TransMontaigne's and such subsidiaries' cash, accounts receivable, refined petroleum product inventory and, upon the satisfaction of certain conditions, a portion of their real estate and fixed assets, among other things.

        TransMontaigne Inc. is a refined petroleum products distribution and supply company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. It's principal activities consist of (i) terminal, pipeline, and tug and barge operations, (ii) supply, distribution and marketing and (iii) supply management services. TransMontaigne's customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products. Corporate news and additional information about TransMontaigne Inc. is available 24 hours a day, 7 days a week on the Company's web site: www.transmontaigne.com

Forward-Looking Statements

        This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward- looking statements. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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  Exhibit 99.1